Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

ORBITAL NAMES GENERAL KEVIN CHILTON TO COMPANY’S
BOARD OF DIRECTORS

-- Former Commander of U.S.  Strategic Command and NASA Astronaut to Provide
Strategic Insight Into National Security and Civilian Space Markets --

(Dulles, VA 30 January 2012) – Orbital Sciences Corporation (NYSE: ORB), one of the world’s leading space technology companies, today announced that General Kevin P. Chilton (U.S. Air Force - retired) has been appointed to the company’s Board of Directors.

“We are very pleased to welcome General Chilton to Orbital’s Board of Directors.  His broad experience and deep knowledge of the company’s fastest growing markets will be of tremendous benefit to the company,” said Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer.  “As Orbital’s business continues to expand in U.S. national security space systems and in NASA’s human spaceflight activities, we expect that General Chilton’s personal background in both markets will provide Orbital with a unique perspective from one of the industry’s most respected leaders.”

General Chilton served as Commander, U.S. Strategic Command, from 2007 through 2011.  His responsibilities entailed overseeing plans and operations for all U.S. forces conducting strategic deterrence as well as the space and cyberspace operations of the Department of Defense.  From 2006 to 2007, General Chilton served as Commander of Air Force Space Command, where he was responsible for all Air Force space operations.  Prior roles with the Air Force included Commander of the 8th Air Force from 2005 to 2006 and a variety of assignments at the Pentagon from 2000 to 2005. Earlier in his Air Force career, he flew more than 4,000 hours in F-4 and F-15 aircraft after graduating from the Air Force pilot training and test pilot schools.

General Chilton also served as a NASA astronaut from 1987 to 1996, including on three flights as Pilot and Commander of the Space Shuttle Atlantis and Endeavour orbiters and logging more than 700 hours in space.

He graduated from the U.S. Air Force Academy in 1976 and earned his master’s degree in mechanical engineering from Columbia University in 1977.  In addition, General Chilton’s numerous awards include the Air Force Distinguished Service Medal, Defense Superior Service Medal, Legion of Merit, Distinguished Flying Cross, Defense Meritorious Service Medal, and the Air Force Commendation Medal.  He is also a recipient of NASA’s “Top Fox” flight safety award and was recently named as a 2012 inductee into the U.S. Astronaut Hall of Fame.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.

More information about Orbital can be found at http://www.orbital.com

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